RATIFICATION AND AMENDMENT AGREEMENT
     THIS RATIFICATION AND AMENDMENT AGREEMENT (this “Ratification Agreement”), dated as of August 8, 2005, is by and among Anchor Glass Container Corporation, a Delaware corporation, as debtor and debtor-in-possession (“Debtor”), the financial institutions from time to time party thereto as lenders (each individually, a “Lender” and collectively, the “Lenders”), and Wachovia Capital Finance Corporation (Central), an Illinois corporation, in its capacity as agent (in such capacity, “Agent”) for the Lenders.
W I T N E S S E T H:
     WHEREAS, Debtor has commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Middle District of Florida and Debtor has retained possession of its assets and is authorized under the Bankruptcy Code (as hereinafter defined) to continue the operation of its businesses as debtor-in-possession;
     WHEREAS, prior to the commencement of the Chapter 11 Case (as hereinafter defined), Agent and Lenders made loans and advances to Debtor (as hereinafter defined) secured by certain assets and properties of Debtor as set forth in the Existing Financing Agreements (as hereinafter defined);
     WHEREAS, the Bankruptcy Court (as hereinafter defined) has entered a Financing Order (as hereinafter defined) pursuant to which Agent and Lenders may make post-petition loans, advances and other financial accommodations to Debtor secured by certain assets and properties of Debtor as set forth in the Financing Order and the Financing Agreements;
     WHEREAS, the Financing Order provides that as a condition to the making of such post-petition loans, advances and other financial accommodations, Debtor shall execute and deliver this Ratification Agreement;
     WHEREAS, Debtor desires to reaffirm its obligations pursuant to the Existing Financing Agreements and acknowledge its continuing liabilities to Agent and Lenders thereunder in order to induce Agent and Lenders to make such post-petition loans and advances to Debtor; and
     WHEREAS, Debtor has also requested that Agent and Lenders make post-petition loans to Debtor and make certain amendments to the Loan Agreement (as hereinafter defined), and Agent and Lenders are willing to do so subject to the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent and Debtor, mutually covenant, warrant and agree as follows:

SECTION 1. DEFINITIONS
     1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Existing Financing Agreements (as defined herein) shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:
          (a) “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
          (b) “Bankruptcy Court” shall mean the United States Bankruptcy Court for the Middle District of Florida or the United States District Court for the Middle District of Florida or any other court having jurisdiction over the Chapter 11 Case from time to time.
          (c) “Budget” shall mean the initial budget delivered to Agent and attached as Exhibit A hereto setting forth the Projected Information (as such term is defined in Section 5.3 hereof) for the periods covered thereby, or any subsequent or amended budget, satisfactory in form and substance to Agent, setting forth Projected Information for any such period or any subsequent period or periods.
          (d) “Debtor” shall mean Anchor Glass Container Corporation, a Delaware corporation, as debtor and debtor-in-possession, and its successors and assigns (including, without limitation, any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the Chapter 11 Case of such corporation).
          (e) “Collateral” shall mean, collectively, the Pre-Petition Collateral and the Post-Petition Collateral.
          (f) “Chapter 11 Case” shall mean the Chapter 11 case of Debtor, referred to as In re: Anchor Glass Container Corporation, Case No. 8:05-bk-15606, pending in the Bankruptcy Court.
          (g) “Existing Financing Agreements” shall mean the Financing Agreements (as defined in the Loan Agreement) as in effect immediately prior to the Petition Date.
          (h) “Financing Agreements” shall mean, collectively, the Loan Agreement and the other Existing Financing Agreements, together with all supplements, agreements, notes, documents, instruments and guarantees at any time executed or delivered in connection therewith or related thereto, as all of the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (i) “Financing Order” shall mean, collectively, the Interim Financing Order, the Permanent Financing Order and such other orders relating thereto or authorizing the granting of credit by Agent to Debtor on an emergency, interim or permanent basis pursuant to Section

364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Chapter 11 Case.
          (j) “Interim Financing Order” shall have the meaning ascribed thereto in Section 10(g) hereof.
          (k) “Loan Agreement” shall mean the Loan and Security Agreement, dated August 30, 2002 by and among Agent, Bank of America, N.A., as documentation agent, General Electric Capital Corporation, as lead bookrunner and syndication agent , Lenders party thereto and Debtor, together with Amendment No. 1 to Loan and Security Agreement, dated as of December 31, 2002, Amendment No. 2 Loan and Security Agreement, dated as of February 7, 2003, Amendment No. 3 to Loan and Security Agreement, dated as of July 25, 2003, Amendment No. 4 to Loan and Security Agreement, dated as of November 4, 2004, and Amendment No. 5 to Loan and Security Agreement, dated as of February 14, 2005, as amended by this Ratification Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (l) “Permanent Financing Order” shall have the meaning ascribed thereto in Section 10(h) hereof.
          (m) “Petition Date” shall mean the date of the commencement of the Chapter 11 Case.
          (n) “Post-Petition Collateral” shall mean, collectively, all now existing or hereafter acquired personal property of Debtor’s estate, wheresoever located, of any kind or nature, upon which Agent is granted a security interest or lien pursuant to the Financing Agreements or the Financing Order or any other order entered or issued by the Bankruptcy Court, and shall include, without limitation, all of the following property of Debtor:
               (i) all of the Collateral (as defined in the Loan Agreement);
               (ii) all Accounts;
               (iii) all general intangibles, including, without limitation, all Intellectual Property;
               (iv) all goods, including, without limitation, all Inventory;
               (v) all chattel paper, including, without limitation, all tangible and electronic chattel paper;
               (vi) all instruments, including, without limitation, all promissory notes;
               (vii) all documents;
               (viii) all deposit accounts;

               (ix) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
               (x) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including, without limitation, (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;
               (xi) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of Debtor now or hereafter held or received by or in transit to Agent or its affiliates or at any other depository or other institution from or for the account of Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
               (xii) all commercial tort claims;
               (xiii) to the extent not otherwise described above, all Receivables;
               (xiv) all Records;
               (xv) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral; and
               (xvi) all claims and causes of action against third parties (including claims of the Debtor under Sections 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code) and all monies and other property of any kind received therefrom, and all monies and other property of any kind recovered by or on behalf of the Debtor’s estate.
          (o) “Post-Petition Obligations” shall mean all now existing and hereafter arising loans, advances, letter of credit accommodations, debts, obligations, liabilities, covenants and duties of Debtor to Agent and Lenders and their affiliates of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Case, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Case, and whether arising under or related to the Loan Agreement, this Ratification Agreement, the other Financing Agreements, the Financing Orders, by operation of law or otherwise, and whether incurred by Debtor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, early termination fees, DIP facility fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses of Agent incurred in connection with any of the foregoing. Without limiting the generality of the foregoing, the term “Post-Petition Obligations” shall include, without limitation, all obligations liabilities and indebtedness arising from or in connection with any Bank Products.
          (p) “Pre-Petition Collateral” shall mean all “Collateral” as such term is defined in the Loan Agreement and all other security for the Pre-Petition Obligations as provided in the Existing Financing Agreements immediately prior to the Petition Date.
          (q) “Pre-Petition Obligations” shall mean all loans, advances, letter of credit accommodations, debts, obligations, liabilities, indebtedness, covenants and duties of Debtor to Agent and Lenders and their affiliates of every kind and description, however evidenced, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, arising before the Petition Date and whether arising under or related to the Existing Financing Agreements, by operation of law or otherwise and whether incurred by Debtor as principal, surety, endorser, guarantor or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, line increase fees, early termination fees, other fees, commissions, costs, expenses and attorneys, accountants and consultants fees and expenses incurred in connection with any of the foregoing. Without limiting the generality of the foregoing, the term “Pre-Petition Obligations” shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with any Bank Products (as defined in the Loan Agreement).
          (r) “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Debtor: (i) all Accounts; (ii) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (iii) all payment intangibles of Debtor; (iv) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to Debtor or otherwise in favor of or delivered to Debtor in connection with any Account; or (v) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Debtor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Debtor or to or for the benefit of any third person (including loans or advances to any affiliates or subsidiaries of Debtor) or otherwise associated with any Accounts, Inventory or general intangibles of Debtor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to such Debtor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to Debtor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Debtor is a beneficiary).
     1.2 Amendments to Definitions in Financing Agreements.

          (a) All references to the term “Collateral” in any of the Existing Financing Agreements or any other term referring to the security for the Pre-Petition Obligations shall be deemed and each such reference is hereby amended to include, without limitation, the Pre-Petition Collateral and the Post-Petition Collateral.
          (b) All references to Debtor, including, without limitation, to the term “Borrower” in any of the Existing Financing Agreements shall be deemed and each such reference is hereby amended to mean and include the Debtor as defined herein, and its successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the Chapter 11 Case of such corporation).
          (c) All references to the term “Financing Agreements” in any of the Existing Financing Agreements, shall be deemed and each such reference is hereby amended to include, in addition and not in limitation, this Ratification Agreement, all of the Existing Financing Agreements, as ratified, assumed and adopted by Debtor pursuant to the terms hereof, as amended and supplemented hereby, and the Financing Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (g) All references to the term “Loan Agreement” in any of the Existing Financing Agreements and the Financing Agreements, shall be deemed and each such reference is hereby amended to mean the Loan Agreement, as defined herein and amended hereby, and ratified, assumed and adopted by Debtor pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (h) All references to the term “Material Adverse Effect” and “material adverse change” in this Ratification Agreement and in any of the Existing Financing Agreements shall be deemed and each reference is amended to add at the end of such term the following: “provided, that, the commencement of the Chapter 11 Case shall not constitute a Material Adverse Effect or material adverse change”.
          (i) All references to the term “Obligations” in this Ratification Agreement and in any of the Existing Financing Agreements and the Financing Agreements shall be deemed and each such reference in the Existing Financing Agreements is hereby amended to include, without limitation, the Pre-Petition Obligations and the Post-Petition Obligations.
     1.3 Interpretation.
          (a) For purposes of this Ratification Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used and/or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Loan Agreement.
          (b) All references to the terms “Lender”, “Agent”, “Borrower”, “Debtor” or any other person pursuant to the definitions in the recitals hereto or otherwise shall include its or their respective successors and assigns.

          (c) All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular.
          (d) All terms not specifically defined herein which are defined in the UCC shall have the meaning set forth therein, except that the term “Lien” or “lien” shall have the meaning set forth in § 101(37) of the Bankruptcy Code.
SECTION 2. ACKNOWLEDGMENT
     2.1 Pre-Petition Obligations. Debtor, hereby acknowledges, confirms and agrees that Debtor is indebted to Agent and Lenders for the Pre-Petition Obligations, as of August 8, 2005, in the aggregate principal amount of not less than $81,467,463, consisting of (a) Loans made pursuant to the Existing Financing Agreements in the principal amount of not less than $67,267,346, together with all interest accrued and accruing thereon and (b) Letter of Credit Accommodations in the amount of not less than $14,200,117, together with interest accrued and accruing thereon, and in each of the foregoing clauses (a) and (b), together with costs, expenses, fees (including, without limitation, attorneys’ fees and legal expenses) and all other charges now or hereafter owed by Debtor to Agent and Lenders, all of which are unconditionally owing by Debtor, without offset, defense or counterclaim of any kind, nature and description whatsoever.
     2.2 Acknowledgment of Security Interests and Liens. Debtor, hereby acknowledges, confirms and agrees that Agent and Lenders have and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted by Debtor to Agent and Lenders pursuant to the Existing Financing Agreements as in effect immediately prior to the Petition Date to secure all of the Obligations, as well as valid and enforceable first priority and senior security interests in and liens upon all Post-Petition Collateral granted to Agent and Lenders under the Financing Order or hereunder or under any of the other Financing Agreements or otherwise granted to or held by Agent or any Lender, in each case, subject only to the liens and encumbrances expressly permitted by the Loan Agreement and any other liens or encumbrances expressly permitted by the Financing Order that may have priority over the liens in favor of Agent and Lenders.
     2.3 Binding Effect of Documents. Debtor, hereby acknowledges, confirms and agrees that: (a) each of the Existing Financing Agreements to which Debtor is a party has been duly executed and delivered to Agent by Debtor and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Debtor contained in the Existing Financing Agreements constitute the legal, valid and binding obligations of Debtor enforceable against Debtor in accordance with their respective terms and Debtor has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Agent and Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in the Financing Agreements and the Financing Order.
SECTION 3. ADOPTION AND RATIFICATION
     3.1 Debtor, hereby (a) ratifies, assumes, adopts and agrees to be bound by the Existing Financing Agreements, as modified by this Ratification Agreement, and (b) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of the Existing Financing

Agreements, as modified by this Ratification Agreement and the Financing Order. All of the Existing Financing Agreements, as modified by this Ratification Agreement and this Financing Order, are hereby incorporated herein by reference, and hereby are and shall be deemed adopted and assumed in full by Debtor, as a debtor and debtor-in-possession, and considered as agreements among Debtor, Agent and Lenders.
     3.2 Debtor, hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Existing Financing Agreements, as amended and supplemented pursuant hereto and the Financing Order, and Debtor agrees to be fully bound, as a debtor and debtor-in-possession, by the terms of the Financing Agreements to which Debtor is a party.
SECTION 4. GRANT OF SECURITY INTEREST
     As collateral security for the prompt performance, observance and payment in full of all of the Obligations (including, without limitation, the Pre-Petition Obligations and the Post-Petition Obligations), Debtor, as a debtor and debtor-in-possession, hereby grants, pledges and assigns to Agent for itself and the ratable benefit of Lenders, and also confirms, reaffirms and restates the prior grant to Agent for itself and the ratable benefit of Lenders of, continuing security interests in and liens upon, and rights of setoff against, all of the Collateral.
SECTION 5. ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS
     In addition to the continuing representations, warranties and covenants heretofore and hereafter made by Debtor to Agent and Lenders, whether pursuant to the Financing Agreements or otherwise, and not in limitation thereof, Debtor hereby represents, warrants and covenants to Agent and Lenders the following (which shall survive the execution and delivery of this Ratification Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of loans by Agent and Lenders:
     5.1 Financing Order. The Financing Order has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Agent and Lenders) and is not subject to any pending appeal or stay.
     5.2 Use of Proceeds. All Loans and other credit accommodations provided by Agent and Lenders to Debtor pursuant to the Financing Orders, the Loan Agreement or otherwise, shall be used by Debtor for general operating and working capital purposes in the ordinary course of business of Debtor in accordance with the Budget pursuant to Section 5.3. Unless authorized by the Bankruptcy Court and approved by Agent in writing, no portion of any administrative expense claim or other claim relating to the Chapter 11 Case shall be paid with the proceeds of such Loans and other credit accommodations provided by Agent and Lenders to Debtor, other than those administrative expense claims and other claims relating to the Chapter 11 Case directly attributable to the operation of the business of Debtor in the ordinary course of such business in accordance with the Financing Agreements.
     5.3 Budget.

          (a) The Budget has been thoroughly reviewed by Debtor and its management and sets forth: (i) projected weekly operating cash receipts for each week commencing with the week ending as of August 7, 2005, (ii) projected weekly cash disbursements for each week commencing with the week ending as of August 7, 2005, (iii) projected weekly amount of loans and other credit accommodations available to Debtor under the terms, conditions and formulae of the Loan Agreement commencing with the week ending as of August, 7 2005 and (iv) projected aggregate principal amount of outstanding loans, advances and other credit accommodations for each week commencing with the week ending as of August 7, 2005 (collectively, the “Projected Information”). In addition to the initial Budget attached hereto as Exhibit A, Debtor shall furnish to Agent by 12:00 p.m. (New York city time) on the Tuesday of each week commencing on August 9, 2005, a report that sets forth, for the period under review, a comparison of the actual cash receipts, disbursements, availability and loan balances of the prior week to the Projected Information set forth in the then current Budget on a cumulative, weekly roll-forward basis, together with a statement that no Material Budget Deviation (as defined in Section 5.3(b) hereof) has occurred. Debtor shall prepare and present to Agent a subsequent thirteen (13) week Budget no later than September 16, 2005.
          (b) Material Budget Deviation.
               (i) For the one (1) week period ending August 14, 2005 and for each one (1) week period thereafter, it shall constitute a material deviation from the Budget (a “Material Budget Deviation”) and an additional Event of Default under the Loan Agreement if, for any such weekly period, (A) the actual aggregate amount of loans and other credit accommodations otherwise available to Debtor under the terms, conditions and formulae of the Loan Agreement as of the end of such weekly period is less than five hundred thousand ($500,000) as of the end of such weekly period set forth on the Budget or (B) the actual aggregate amount of outstanding loans, advances and other credit accommodations as of the end of such period exceeds one hundred ten percent (110%) of the projected aggregate amount of outstanding loans and other credit accommodations as of the end of such period set forth on the Budget; or
               (ii) For the cumulative trailing four (4) week period ending September 4, 2005 and on the Sunday of each week thereafter, it shall constitute a Material Budget Deviation and an additional Event of Default under the Loan Agreement if, for any such period, (A) the actual aggregate weekly receipts for any line item during such period are less than ninety percent (90%) of the projected aggregate weekly receipts for such line item during such period set forth on the Budget or (B) the actual aggregate weekly disbursements for any line item during such period exceeds one hundred ten percent (110%) of the projected weekly disbursements for such line item during such period set forth on the Budget;
     5.4 Sales or other Disposition of Assets. Notwithstanding anything to the contrary contained in Section 9.7(b) of the Loan Agreement or any other provision in the Loan Agreement or the other Financing Agreements, Debtor shall not sell, transfer, lease, encumber or otherwise dispose of any portion of the Collateral without the prior written consent of Agent (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or Lenders), except for Debtor’s Inventory in the ordinary course of its business.

     5.5 Deposit Account Control Agreements. To the extent Agent deems it necessary in its discretion and upon Agent’s request, Debtor shall promptly provide Agent with evidence, in form and substance satisfactory to Agent, that the Blocked Account Agreement (as defined in the Financing Order and other deposit account arrangements provided for under Section 6.3 of the Loan Agreement have been ratified and amended by the parties thereto, or their respective successors in interest, in form and substance satisfactory to Agent, to reflect the commencement of the Chapter 11 Case, that Debtor, as debtor and debtor-in-possession, is the successor in interest to Anchor Glass Container Corporation, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, that the Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for herein and the other terms and conditions of this Ratification Agreement.
     5.6 ERISA. Debtor hereby represents and warrants with, to and in favor of Agent and Lenders that (a) there are no liens, security interests or encumbrances upon, in or against any assets or properties of Debtor arising under ERISA, whether held by the or the controlling sponsor of, or a member of the controlled group of, any pension benefit plan of Debtor, and (b) no notice of lien has been filed by the PBGC (or any other Person) pursuant to ERISA against any assets or properties of Debtor.
     5.7 Environmental. Debtor hereby represents and warrants with, to and in favor of Agent and Lenders that (a) there are no liens, security interests or encumbrances upon, in or against any assets or properties of Debtor arising under any Environmental Law, whether held by the environmental protection authority of any jurisdiction, or any other Person, and (b) no notice of lien has been filed by any environmental protection authority of any jurisdiction (or any other Person) pursuant to any Environmental Law against any assets or properties of the Debtor.
SECTION 6. WAIVER OF EVENTS OF DEFAULT.
     6.1 Subject to the terms and conditions contained herein, Agent and Lenders hereby waive the Event of Default under Section 10.1(a)(iii) of the Loan Agreement arising as a result of the failure of Debtor to comply with the terms of Section 9.17 of the Loan Agreement for the period ended June 30, 2005 and July 31, 2005 (collectively, the “Existing Defaults”).
     6.2 Agent and Lenders have not waived, are not by this Ratification Agreement waiving, and have no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof, whether the same or similar to the Events of Default referred to in Section 6.1 hereof or otherwise, other than the Existing Defaults. The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agent and Lenders arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.
SECTION 7. DIP FACILITY FEES
     7.1 Debtor shall pay to Agent a facility fee for arranging the financing to Debtor in the Chapter 11 Case in the amount of $575,000, which fee shall be fully earned on the date hereof and payable on the date hereof and may be charged into any loan account of Debtor maintained by Agent.
     7.2 Debtor shall pay to Agent, for the account of Lenders, a fee in the amount of in an amount of $575,000 to be shared based upon the pro rata share of Commitments of Lenders for providing the financing arrangements in the Chapter 11 Case, which fee shall be fully earned on the date hereof and payable on the date hereof and may be charged into any loan account of Debtor maintained by Agent.
SECTION 8. AMENDMENTS
     8.1 Applicable Margin. Section 1.7 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:
          “1.7 [Intentionally Deleted]”
     8.2 Interest Rate. Section 1.77 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:
          “1.77 “Interest Rate” shall mean,
               (a) Subject to clause (b) of this definition below:
                    (i) as to Prime Rate Loans, a rate equal to one and one-half (1.50%) percent per annum in excess of the Prime Rate,
                    (ii) as to Eurodollar Rate Loans, a rate equal to three and one-quarter (3.25%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Agent of the request of or on behalf of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower).
               (b) Notwithstanding anything to the contrary contained in clause (a) of this definition, the Interest Rate shall mean the rate of three and one-half (3.50%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of five and one-quarter (5.25%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Agent’s option, without notice, (A) either (1) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds, or (2) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (B) on the Loans to Borrower at any time outstanding in excess of the Borrowing Base or the Inventory Loan Limit (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).”

     8.3 Reserves. Section 2.1(b) of the Loan Agreement is hereby amended by adding the following sentence at the end of thereof:
               “Without limiting the generality of the foregoing, any Loans available to Borrower shall be subject to a special Reserve, in an amount equal to all claims for all outstanding and unpaid administrative expenses (including, without limitation, the professional expenses or other claims), which are or may be senior or pari passu to Agent’s and Lenders’ liens in the property of the Borrower or Agent’s and Lenders’ super priority claims pursuant to and in accordance with the Financing Order, including, but not limited to (a) the fees and expenses of the Clerk of the Bankruptcy Court as provided in the Financing Order, (b) the fees of the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) as provided in the Financing Order, and (c) the reasonable fees and expenses incurred on and after the Petition Date by the professionals retained by the Debtor or any creditors’ committee appointed in the Chapter 11 Case as provided in the Financing Order, less the amount of any retainers previously paid to such professionals in a cumulative, aggregate sum not to exceed the amount set forth in the Budget in the line item identified therein as “Professional/Restructuring Expenses”
     8.4 Letter of Credit Accommodations. Section 2.2(b) of the Loan Agreement is hereby deleted and replaced with the following:
               “(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to two and one-half (2.50%) (percent per annum, on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Agent may, and upon the written direction of Required Lenders shall, require Borrower to pay to Agent for the benefit of Lenders such letter of credit fee, at a rate equal to four and one-half (4.50%) percent per annum on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.”
     8.5 Limits and Sublimits. Section 2 of the Loan Agreement is hereby amended by adding the following Section 2.5 at the end thereof:
               “2.5. All limits and sublimits set forth in the Loan Agreement shall be determined on an aggregate basis considering together both the Pre-Petition Obligations and the Post-Petition Obligations in respect thereof or with respect to any formula or other provision to which a limit or sublimit may apply.”

     8.6 Payments. Section 6.4 of the Loan Agreement is hereby amended by adding the following sentence at the end of thereof:
               “Without limiting the generality of the foregoing, Agent may, in its discretion, apply any such payments or proceeds received from the Collateral first to the Pre-Petition Obligations until such Pre-Petition Obligations are paid and satisfied in full.”
     8.7 Additional Financial Reporting Requirements. Section 9.6 of the Loan Agreement is hereby amended by adding new Section 9.6(e) immediately after Section 9.6(d) as follows:
“(e) Debtor shall provide Agent with (i) monthly, internally prepared, financial statements, (ii) weekly four (4) week rolling cash flow projections, (iii) weekly variance and compliance reports reconciling actual expenditures to the Budget. In addition, Debtor shall provide Agent with reports in respect of all collections of Accounts of Debtor and copies of all financial reports, schedules and other materials and information at any time furnished by Borrower, or on its behalf, to the Bankruptcy Court, or the United States Trustee or to any creditors’ committee or Borrower’s shareholders, concurrently with the delivery thereof to the Bankruptcy Court, United States Trustee, creditors’ committee or shareholders, as the case may be.”
     8.8 Fixed Charge Coverage Ratio. Section 9.17 of the Loan Agreement is hereby deleted and replaced with a new Section 9.17 as follows:
          “9.17 [Intentionally Deleted.]”
     8.9 Events of Default. Section 10.1 of the Loan Agreement is hereby amended as follows:
          (a) Section 10.1(a)(i) is hereby deleted and replaced with the following: “(i) Borrower fails to pay any of the Obligations when due or”
          (b) Sections 10.1(f), (g) and (h) are hereby amended to add at the end of each of such Section the following: “;provided, that, the foregoing shall not apply to Borrower;”
          (c) Section 10.1 is hereby amended by adding new Sections 10.1(o) through 10.1(z) immediately after Section 10.1(n) as follows:
               “10.1(o) the occurrence of any condition or event that permits Agent or any Lender to exercise any of the remedies set forth in the Financing Order, including, without limitation, any “Event of Default”, as such term is defined in the Financing Order; or

               10.1(p) the termination or non-renewal of the Financing Agreements as provided for in the Financing Order as the result of the objection of any third party being sustained; or
               10.1(q) Borrower suspends or discontinues or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business or if a trustee, receiver or custodian is appointed for Borrower or any of its properties; or
               10.1(r) any act, condition or event occurring after the date of the commencement of the Chapter 11 Case that has a Material Adverse Effect upon the assets of Borrower or the Collateral or the rights and remedies of Agent and Lenders under the Loan Agreement or any other Financing Agreements; or
               10.1(s) entry by the Bankruptcy Court of an order converting the Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code; or
               10.1(t) entry by the Bankruptcy Court of an order dismissing the Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily; or
               10.1(u) the grant of a lien on or other interest in the property of Borrower (other than a lien or encumbrance permitted by Section 9.8 hereof or by the Financing Order) or an administrative expense claim (other than any such administrative expense claim permitted by the Financing Order or this Ratification Agreement) that is superior to or ranks in parity with Agent’s and Lenders’ security interest in or lien upon the Collateral or administrative expense priority; or
               10.1(v) the Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of Agent and Lenders (and no such consent shall be implied from any other authorization or acquiescence by Agent or any Lender); or
               10.1(w) the appointment of a trustee in the Chapter 11 Case pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code; or
               10.1(x) the appointment of an examiner in the Chapter 11 Case with expanded powers pursuant to Section 1104(a) of the Bankruptcy Code; or

               10.1(y) the filing of a plan of reorganization by Debtor that does not provide for payment in full of the Obligations on the effective date of such plan; or
               10.1(z) the confirmation of any plan of reorganization in the Chapter 11 Case which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein.
     Notwithstanding anything to the contrary contained herein, the commencement of the Chapter 11 Case shall not constitute an Event of Default under Section 10.1(g) or Section 10.1(h) hereof.”
     8.10 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver. Section 11.1(a) of the Loan Agreement is hereby amended by adding the following at the end thereof: “except to the extent that the provisions of the Bankruptcy Code are applicable and specifically conflict with the foregoing.”
     8.11 Term.
          (a) The first sentence of Section 13.1(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following sentence:
“This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on August 7, 2006 (the “Renewal Date”), unless sooner terminated in accordance with the terms hereof.”
          (b) Section 13.1 of the Loan Agreement is hereby amended by adding a new Section 13.1(e) immediately after Section 13.1(d) as follows:
“(e) Notwithstanding any other provision of this Agreement to the contrary, upon the earlier to occur of (i) the Renewal Date or (ii) the occurrence of an Event of Default, Agent may, without prejudice to Agent’s and Lenders’ other rights or remedies under the Financing Agreements and the Financing Order, in its sole discretion, without notice (A) cease making loans or reduce the lending formulas or amounts of Loans available to Borrower hereunder, and (B) declare all Obligations to be then immediately due and payable.”
     8.12 Notices. Section 13.3 of the Loan Agreement is hereby amended to provide that any notices, requests and demands shall also be sent to the following parties:

If to Debtor:	Anchor Glass Container Corporation
4343 Anchor Plaza Parkway
Tampa, Florida 33634

Telecopier No.: 813-882-7859
Attn: Chief Financial Officer

with a copy to:	Carlton Fields, Attorneys at Law
Corporate Center Three at International Plaza
4221 West Boy Scout Boulevard, Suite 1000
Tampa, Florida 33607
Attn.: Robert Soriano, Esq.
Telecopier No.: 813-229-4133

If to Agent:	Wachovia Capital Finance Corporation (Central), as Agent
150 South Wacker Drive, Suite 2200
Chicago, Illinois 60606-4202
Re: Anchor Glass Container Corporation
Attention: Portfolio Manager
Telecopier No.: (312) 332-0424

with a copy to:	Otterbourg, Steindler, Houston & Rosen, P.C.
230 Park Avenue
New York, New York 10169
Attention: Jonathan N. Helfat, Esq.
Telecopier No.: (212) 682-6104
SECTION 9. RELEASE
     9.1 Release of Pre-Petition Claims.
          (a) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, in consideration of the agreements of Agent contained herein and the making of any Loans by Agent and Lenders, Debtor, pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and their respective successors and assigns, present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Agent, Lenders and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Pre-Petition Released Claim” and collectively, “Pre-Petition Released Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Debtor, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Ratification Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Financing Agreements.
          (b) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond thirty (30) calendar days after the date of the Interim Financing Order, Debtor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Pre-Petition Released Claim released, remised and discharged by Debtor pursuant to this Section 9.1. If Debtor violates the foregoing covenant, Debtor agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
     9.2 Release of Post-Petition Claims. Upon (a) the receipt by Agent and Lenders of payment in full of all Obligations in cash or other immediately available funds, plus cash collateral or other collateral security acceptable to Agent to secure any Obligations that survive or continue beyond the termination of the Financing Agreements, and (b) the termination of the Financing Agreements (the “Payment Date”), in consideration of the agreements of Agent and Lenders contained herein and the making of any Loans by Agent and Lenders, Debtor hereby covenants and agrees to execute and deliver in favor of Agent and Lenders a valid and binding termination and release agreement, in form and substance satisfactory to Agent, pursuant to which, among other things, (i) Debtor, on behalf of itself and its respective successors, assigns, and other legal representatives, shall absolutely, unconditionally and irrevocably release, remise and forever discharge each Releasee, of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Post-Petition Released Claim” and collectively, “Post-Petition Released Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Debtor, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the Payment Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the Payment Date, and the other Financing Agreements or the Financing Order and (ii) Debtor shall absolutely, unconditionally and irrevocably, covenant and agree with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Post-Petition Released Claim released, remised and discharged by Debtor pursuant to such termination and release agreement. If Debtor violates such covenant, Debtor agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
     9.3 Releases Generally.

          (a) Debtor understands, acknowledges and agrees that the releases set forth above in Sections 9.1 and 9.2 may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases.
          (b) Debtor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth above in Sections 9.1 and 9.2.
SECTION 10. CONDITIONS PRECEDENT
     In addition to any other conditions contained herein or in the Loan Agreement, as in effect immediately prior to the Petition Date, with respect the Loans and other financial accommodations available to Debtor (all of which conditions, except as modified or made pursuant to this Ratification Agreement shall remain applicable to all financial accommodations available to Debtor), the following are conditions to Agent’s and Lenders’ obligation to extend further loans, advances or other financial accommodations to Debtor pursuant to the Loan Agreement as amended hereby:
          (a) Debtor shall furnish to Agent all financial information, projections, budgets, business plans, cash flows and such other information as Agent shall reasonably request from time to time;
          (b) Agent shall have received evidence, in form and substance satisfactory to Agent and Lenders, that an order providing for a debtor-in-possession credit facility by Revolving B Loan Agent and Revolving B Loan Lenders to Debtor shall have been entered;
          (c) Agent shall have received an acknowledgment, in form and substance satisfactory to Agent, from Revolving B Loan Agent that the debtor-in-possession credit facility by Revolving B Loan Agent and Revolving B Loan Lenders to Debtor shall be subject to the same terms and conditions of the Revolving B Loan Intercreditor Agreement;
          (d) as of the Petition Date, the Existing Financing Agreements shall not have been terminated;
          (e) no trustee, examiner or receiver with expanded powers or the like shall have been appointed or designated with respect to Debtor, as a debtor or debtor-in-possession, or its business, properties and assets, and no motion or proceeding shall be pending seeking such relief;
          (f) the execution and delivery of this Ratification Agreement and all other Financing Agreements that Agent may request to be delivered in connection herewith by Debtor, in form and substance satisfactory to Agent;
          (g) Debtor shall comply in full with the notice and other requirements of the Bankruptcy Code in the applicable Bankruptcy Rules with respect to any relevant Financing Order in a manner acceptable to Agent and its counsel, and an Interim Financing Order, in form and substance to Agent and Lenders, shall have been entered by the Bankruptcy Court (the

“Interim Financing Order”) authorizing the secured financing under the Financing Agreements as ratified and amended hereunder on the terms and conditions set forth in this Ratification Agreement and, inter alia, modifying the automatic stay, authorizing and granting the senior security interests and liens in favor of Agent and Lenders described in this Ratification Agreement and in the Financing Order, and granting super-priority expense claims to Agent and Lenders with respect to all obligations due Agent and Lenders. The Interim Financing Order shall authorize post-petition financing under the terms set forth in this Ratification Agreement in an amount acceptable to Agent , in its sole discretion, and it shall contain such other terms or provisions as Agent and its counsel shall require;
          (h) with respect to further credit after expiration of the Interim Financing Order, on or before the expiration of the Interim Financing Order, the Bankruptcy Court shall have entered a Permanent Financing Order authorizing the secured financing on the terms and conditions set forth in this Ratification Agreement, granting to Agent and Lenders the senior security interest and liens described above and super-priority administrative expense claims described above (except as otherwise specifically provided in the Interim Financing Order), modifying the automatic stay and other provisions required by Agent and its counsel (“Permanent Financing Order”). Agent and Lenders shall not provide any Loans (or other financial accommodations) other than those authorized under the Interim Financing Order unless, on or before the thirtieth (30) day following the entry of the Interim Financing Order, the Permanent Financing Order shall have been entered, and there shall be no appeal or other contest with respect to either the Interim Financing Order or the Permanent Financing Order and the time to appeal to contest such order shall have expired;
          (i) there shall have been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Debtor since the Petition Date, other than any change of the type that customarily occurs following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code;
          (j) no Event of Default shall have occurred and be continuing or be existing under any of the Existing Financing Agreements, as modified pursuant hereto;
          (k) Agent shall have received, in form and substance satisfactory to Agent, the written consent of each Lender consenting to this Ratification Agreement and the Interim Financing Order, duly authorized, executed and delivered by each such Lender;
          (l) the execution and/or delivery to Agent of all other Financing Agreements, and other agreements, documents and instruments which, in the good faith judgment, of Agent are necessary or appropriate. The implementation of the terms of this Ratification Agreement and the other Financing Agreements, as modified pursuant to this Ratification Agreement, all of which contains provisions, representations, warranties, covenants and Events of Default, as are reasonably satisfactory to Agent and its counsel;
          (m) satisfactory review by counsel for Agent of legal issues attendant to the post-petition financing transactions contemplated hereunder;

          (n) receipt of evidence by Agent that the Blocked Account Agreement and all Debtor’s deposit account arrangement provided for under Section 6.3 of the Loan Agreement have been ratified and amended by the parties thereto, or their respective successors in interest, or ratified and amended by order of the Bankruptcy Code in accordance with Section 5.5 of the Ratification Agreement; and
          (o) other than the voluntary commencement of the Chapter 11 Case, no material impairment of the priority of Agent’s and Lenders’ security interests in the Collateral shall have occurred from the date of the latest field examinations of Agent to the Petition Date.
SECTION 11. MISCELLANEOUS
     11.1 Amendments and Waivers. Neither this Ratification Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
     11.2 Further Assurances. Debtor shall, at its expense, at any time or times duly execute and deliver, or shall cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, Uniform Commercial Code financing statements or amendments or continuations thereof, mortgages, deeds of trust, deeds to secure debt, landlord’s or mortgages waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Financing Agreements, any Financing Order or applicable law with respect to the Collateral, and do or cause to be done such further acts as may be necessary or proper in Agent’s opinion to evidence, perfect, maintain and enforce the security interests of Agent and Lenders, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Ratification Agreement, any of the other Financing Agreements or the Financing Order. Upon the request of Agent, at any time and from time to time, Debtor shall, at its cost and expense, do, make, execute, deliver and record, register or file, financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or cause the same to be done) and shall deliver to Agent such instruments evidencing items of Collateral as may be requested by Agent.
     11.3 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Ratification Agreement.
     11.4 Counterparts. This Ratification Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement.
     11.5 Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of Debtor to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by Debtor in connection herewith or with the terms and conditions of any Financing Order shall constitute an Event of Default under the Financing Agreements.

     11.6 Costs and Expenses. Debtor shall pay to Agent on demand all costs and expenses that Agent pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Ratification Agreement, the other Financing Agreements, the Financing Order, and proposals in respect thereto, including, without limitation: (a) reasonable attorneys’ and paralegals’ fees and disbursements of counsel to Agent; (b) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Ratification Agreement, the other Financing Agreements, the Financing Order and the transactions contemplated thereby; (c) costs and expenses of lien searches, recording and filing fees; (d) taxes, fees and other charges for recording any agreements or documents with any governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Agent and Lenders in the Collateral; (e) sums paid or incurred to pay any amount or take any action required of Debtor under the Financing Agreements or the Financing Order that Debtor fails to pay or take; (f) costs of appraisals, inspections and verifications of the Collateral and including travel, lodging, and meals for inspections of the Collateral and the Debtor’s operations by Agent or its agent and to attend court hearings or otherwise in connection with the Chapter 11 Case; (g) costs and expenses of preserving and protecting the Collateral; (h) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent and Lenders during the course of periodic field examinations of the Collateral and Debtor’s operations, plus a per diem charge at the rate of $850 per person per day for Agent’s examiners in the field and office; and (i) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Agent and Lenders, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of this Ratification Agreement, the other Financing Agreements and the Financing Order, or to defend any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Financing Agreements regarding costs and expenses to be paid by Debtor. All sums provided for in this Section 11.6 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the Financing Agreements. Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Agent with respect to Debtor.
     11.7 Effectiveness. This Ratification Agreement shall become effective upon the execution hereof by Agent and the entry of the Interim Financing Order.
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     IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

ANCHOR GLASS CONTAINER CORPORATION, as Debtor and Debtor-in- Possession

By:	/s/ Mark S. Burgess

Name:	Mark S. Burgess

Title:	CEO

WACHOVIA CAPITAL FINANCE CORPORATION
(CENTRAL), as Agent and Lender
By:	/s/ Laura Wheeland

Name:	Laura Wheeland

Title:	Vice President

BANK OF AMERICA,
as Lender
By:	/s/ Debra A. Rathberger

Name:	Debra A. Rathberger

Title:	S.V.P.

GENERAL ELECTRIC CAPITAL CORPORATION,
as Lender
By:	/s/ Thomas Morante

Name:	Thomas Morante

Title:	Duly Authorized Signatory